EXHIBIT 23.2

[LETTERHEAD OF MOSS ADAMS LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Financial Northwest, Inc., of our report dated March 11, 2022, relating to the consolidated financial statements of First Financial Northwest, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of First Financial Northwest, Inc. for the year ended December 31, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Everett, Washington
November 22, 2022